Exhibit 99.6


                      Consent of A.G. Edwards & Sons, Inc.


Board of Directors
FSP Montague Business Center Corp.
FSP Addison Circle Corp.
FSP Royal Ridge Corp.
FSP Collins Crossing Corp.

Member of the Boards:

We hereby consent to the use in the Registration Statement of Franklin Street Properties Corp., on Form S-4 and in the Consent Solicitation/Prospectus of FSP Montague Business Center Corp., FSP Addison Circle Corp., FSP Royal Ridge Corp. and FSP Collins Crossing Corp., which is part of the Registration Statement, of our opinion letters, each dated August 11, 2004 and appearing as Appendices C-1, C-2, C-3, and C-4, respectively, to such Consent Solicitation/Prospectus, and to the description of such opinion letters and to the references to our name contained therein under the headings "Summary-Third Party Reports" and "Fairness of the Mergers - Fairness of the Merger Consideration to the Target REIT Stockholders." In giving the forgoing consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are "experts" with respect to any part such Registration Statement for purposes of, the Securities Act of 1933, amended, or the rules and regulations promulgated thereunder.



                                                /s/ Brian Hansen
                                                Brian Hansen
                                                Director-Investment Banking